Exhibit 99

CDW Announces First Quarter 2013 Results

First quarter 2013 highlights:

  Net sales of $2.4 billion, up 4.0 percent year-over-year
  Gross profit of $402.0 million, up 4.5 percent year-over-year
  Adjusted EBITDA of $178.6 million, up 7.3 percent year-over-year

VERNON HILLS, Ill.--(BUSINESS WIRE)--May 9, 2013--CDW Corporation, a leading provider of integrated information technology (“IT”) solutions to business, government, education and healthcare customers in the U.S. and Canada, today announced first quarter 2013 results.

“This quarter's results once again demonstrate the combined power of our diverse customer base, our broad portfolio of products and solutions, and our focus on profitable growth as we grew faster than the market and delivered record first quarter net sales, gross profit and Adjusted EBITDA,” said Thomas E. Richards, chairman and chief executive officer of CDW. “We continue to reap benefits from our strategy to build our capabilities and capacity to deliver integrated IT solutions and our continuous focus on productivity.”

“The diversity of our customers helped deliver balanced performance across our segments," continued Richards. “Increased sales to medium and large business customers more than offset lower sales to small business customers. Lower sales to the federal government and higher education customers were offset by increases in sales to state and local governments, K-12 education and healthcare customers. CDW Advanced Services and our Canadian operations delivered excellent results. Our broad solutions portfolio contributed to performance with strong results in products and services supporting integrated IT solutions offsetting lower results in some of our more transactional products.”

“Strong operating results drove excellent cash flow and we continued to strengthen our balance sheet, ending the quarter with $199 million lower debt less cash than at year-end 2012,” said Ann E. Ziegler, CDW’s chief financial officer. “Since year-end 2008 we have reduced our debt less cash by $1 billion,” added Ziegler.

“Today’s IT market is more complex than ever. The combination of our national presence, intimate knowledge of customers’ needs, highly skilled technology specialists and engineers and broad solutions suite helps our more than 250,000 customers across the U.S. and Canada navigate this market and makes us a very effective channel partner to more than 1,000 well-established and emerging brands,” concluded Richards.

For the quarter ended March 31, 2013, average daily sales increased 5.6 percent compared to the quarter ended March 31, 2012. Net sales increased 4.0 percent compared to the quarter ended March 31, 2012 reflecting one less selling day in the quarter ended March 31, 2013. Gross profit increased 4.5 percent for the quarter, with a gross profit margin of 16.7 percent in the first quarter of 2013, up slightly from 16.6 percent in the first quarter of 2012. For the three months ended March 31, 2013, Adjusted EBITDA increased 7.3 percent compared to the quarter ended March 31, 2012 and Adjusted EBITDA margin was 7.4 percent of sales, up from 7.2 percent of sales in the first quarter of 2012.

First Quarter of 2013 Results:

Total net sales in the first quarter of 2013 were $2.412 billion compared to $2.319 billion in the first quarter of 2012, an increase of 4.0 percent. Average daily sales increased 5.6 percent in the first quarter of 2013 to $38.3 million from $36.2 million in the first quarter of 2012. There were 63 selling days in the first quarter of 2013 compared to 64 selling days in the first quarter of 2012.

  Total Corporate segment net sales in the first quarter of 2013 were $1.404 billion compared to $1.363 billion in the first quarter of 2012, representing an increase of 3.0 percent. Average daily sales in the first quarter of 2013 were $22.3 million compared to $21.3 million in the first quarter of 2012, representing an increase of 4.6 percent. Sales growth in the Corporate segment was driven by strong performance in the Medium/Large customer channel.
  Total Public segment net sales in the first quarter of 2013 were $846.8 million compared to $817.6 million in the first quarter of 2012, representing an increase of 3.6 percent. Average daily sales in the first quarter of 2013 were $13.4 million compared to $12.8 million in the first quarter of 2012, representing an increase of 5.2 percent. Public segment sales were led by strong sales to K-12 Education and State & Local Government customers, as well as customers in the Healthcare channel.
  CDW’s Advanced Services business and Canadian operations, combined as “Other” for reporting purposes, represented 6.7 percent of first quarter 2013 net sales and generated net sales of $161.0 million in the first quarter of 2013, representing an increase of 16.0 percent compared to net sales of $138.8 million in the first quarter of 2012. Average daily sales in the first quarter of 2013 were $2.6 million, compared to $2.2 million in the first quarter of 2012, representing an increase of 17.8 percent. The CDW Advanced Services business consists of customized engineering services delivered by CDW professional engineers and managed services, including hosting and data center services.

Gross profit for the first quarter of 2013 was $402.0 million compared to $384.6 million in the first quarter of 2012, representing an increase of 4.5 percent. Gross profit margin was 16.7 percent in the first quarter of 2013 compared to 16.6 percent in the same period of 2012 as lower product margin was more than offset by higher commission revenue and higher gross profit from professional services.

Total selling and administrative expenses, including advertising expense, were $281.9 million in the first quarter of 2013 compared to $281.0 million in the first quarter of 2012, representing an increase of 0.3 percent as higher payroll costs resulting from increased sales commissions and other variable compensation costs consistent with higher sales and gross profit were offset by lower non-cash equity compensation and lower occupancy costs. Coworker count was 6,779 as of March 31, 2013 compared to 6,839 as of March 31, 2012.

Adjusted EBITDA was $178.6 million in the first quarter of 2013 compared to $166.4 million in the first quarter of 2012, representing an increase of 7.3 percent. Adjusted EBITDA margin was 7.4 percent in the first quarter of 2013 compared to 7.2 percent in the first quarter of 2012.

Net income was $28.3 million for the first quarter of 2013 compared to 2012’s first quarter net income of $10.9 million reflecting higher operating income, lower interest expense and lower debt extinguishment charges related to the repurchase and refinancing of debt. Debt extinguishment charges were $3.9 million in the first quarter of 2013 compared to $9.4 million in the first quarter of 2012. Interest expense was $72.1 million in the first quarter of 2013, down 8.5 percent from $78.9 million in the first quarter of 2012, primarily reflecting lower debt levels.

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA are non-GAAP financial measures. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to the company’s operating performance and cash flows including CDW’s ability to meet its future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in the company’s credit agreements. Reconciliations of EBITDA and Adjusted EBITDA to net income for the three months ended March 31, 2013 and 2012 are included in the attached schedules. Non-GAAP measures used by the company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. Ranked No. 31 on Forbes’ list of America’s Largest Private Companies and No. 267 on the FORTUNE 500, CDW was founded in 1984 and employs more than 6,700 coworkers. For the trailing twelve months ended March 31, 2013, the company generated net sales of $10.2 billion. For more information, visit www.CDW.com.

A live web cast of CDW’s management discussion of the first quarter 2013 results will be available at www.cdw.com/investor. The web cast will begin today, May 9, 2013, at 11:00 a.m. ET / 10:00 a.m. CT. An audio replay of the call will also be available at www.cdw.com/investor for approximately two weeks.

Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

For more information about CDW:

Visit CDW on the Internet at www.CDW.com. Contact CDW Investor Relations via the Internet at investorrelations@cdw.com.

CDW is a registered trademark of CDW LLC.

CDW CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (dollars in millions) (unaudited)

	Three Months Ended March 31,
	2013	2012	% Change(1)

Net sales	$2,411.7	$2,319.2	4.0%
Cost of sales	2,009.7	1,934.6	3.9

Gross profit	402.0	384.6	4.5

Selling and administrative expenses	251.5	251.6	-
Advertising expense	30.4	29.4	3.0

Income from operations	120.1	103.6	15.9

Interest expense, net	(72.1)	(78.9)	(8.5)
Net loss on extinguishments of long-term debt	(3.9)	(9.4)	(58.9)
Other income (expense), net	0.4	(0.2)	nm*

Income before income taxes	44.5	15.1	nm*

Income tax expense	(16.2)	(4.2)	nm*

Net income	$28.3	$10.9	nm* %

*Not meaningful

(1)	There were 63 selling days for the three months ended March 31, 2013, compared to 64 selling days for the same period of 2012. On an average daily basis, net sales increased 5.6%.

CDW CORPORATION AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA
(dollars in millions)
(unaudited)

We have included reconciliations of EBITDA and Adjusted EBITDA for the three months ended March 31, 2013 and 2012 below. EBITDA is defined as consolidated net income before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

	Three Months Ended March 31,
	2013	2012	% Change

Net income	$28.3	$10.9
Depreciation and amortization	52.0	52.5
Income tax expense	16.2	4.2
Interest expense, net	72.1	78.9
EBITDA	168.6	146.5
Adjustments:
Non-cash equity-based compensation	1.9	5.7
Sponsor fee	1.3	1.3
Consulting and debt-related professional fees	0.1	0.1
Net loss on extinguishments of long-term debt	3.9	9.4
Other adjustments (1)	2.8	3.4
Adjusted EBITDA	$178.6	$166.4	7.3%

(1)	Other adjustments primarily include certain retention costs and equity investment income.

CDW CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (dollars in millions) (unaudited)

	March 31,	December 31,	March 31,
	2013	2012	2012
Assets

Current assets:
Cash and cash equivalents	$147.1	$37.9	$36.5
Accounts receivable, net of allowance for doubtful accounts of $5.4, $5.4 and $5.8, respectively	1,264.5	1,285.0	1,113.1
Merchandise inventory	358.4	314.6	346.8
Miscellaneous receivables	151.5	148.5	156.3
Deferred income taxes	13.1	14.1	23.1
Prepaid expenses and other	51.5	34.6	45.0
Total current assets	1,986.1	1,834.7	1,720.8

Property and equipment, net	134.0	142.7	146.1
Goodwill	2,208.5	2,209.3	2,209.0
Other intangible assets, net	1,443.6	1,478.5	1,599.4
Deferred financing costs, net	49.3	53.2	63.5
Other assets	1.2	1.6	2.1
Total assets	$5,822.7	$5,720.0	$5,740.9

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable – trade	$642.1	$518.6	$520.7
Accounts payable – inventory financing	252.9	249.2	204.7
Current maturities of long-term debt	-	40.0	-
Accrued expenses and other liabilities	417.9	360.4	401.8
Total current liabilities	1,312.9	1,168.2	1,127.2

Long-term liabilities:
Debt	3,680.8	3,731.0	3,871.6
Deferred income taxes	609.0	624.3	673.8
Other liabilities	56.2	60.0	57.7
Total long-term liabilities	4,346.0	4,415.3	4,603.1

Total shareholders’ equity	163.8	136.5	10.6
Total liabilities and shareholders’ equity	$5,822.7	$5,720.0	$5,740.9

CDW CORPORATION AND SUBSIDIARIES NET SALES DETAIL (dollars in millions) (unaudited)

	Three Months Ended March 31,
	2013	2012	% Change	Average Daily % Change(1)
Corporate:
Medium / Large	$1,146.2	$1,089.6	5.2%	6.9%
Small Business	257.7	273.2	(5.7)	(4.2)
Total Corporate	$1,403.9	$1,362.8	3.0%	4.6%

Public:
Government	$252.3	$262.6	(3.9)%	(2.4)%
Education	232.2	221.7	4.8	6.4
Healthcare	362.3	333.3	8.7	10.4
Total Public	$846.8	$817.6	3.6%	5.2%

Other	$161.0	$138.8	16.0%	17.8%

Total Net Sales	$2,411.7	$2,319.2	4.0%	5.6%

(1)	There were 63 selling days for the three months ended March 31, 2013, compared to 64 selling days for the same period of 2012.

CDW CORPORATION AND SUBSIDIARIES DEBT AND WORKING CAPITAL INFORMATION (dollars in millions) (unaudited)

	March 31, 2013	December 31, 2012	March 31, 2012

Debt and ABL Revolver Availability
Cash and cash equivalents	$147.1	$37.9	$36.5
Total debt – GAAP basis	$3,680.8	$3,771.0	$3,871.6
Total debt – Term Loan basis (1)	$3,928.9	$4,015.3	$4,070.7
Senior secured debt – Term Loan basis (1)	$1,799.5	$1,840.5	$1,843.9
Outstanding borrowings under ABL Revolver	$-	$-	$-
Borrowing base under ABL Revolver (2)	$1,009.7	$1,018.2	$960.5
ABL Revolver availability	$649.4	$622.4	$692.8
Cash plus ABL Revolver availability	$796.5	$660.3	$729.3

Credit Agreement Coverage Ratios
Senior secured leverage ratio (net basis)	2.1	2.4	2.5
Maximum allowed senior secured leverage ratio	6.5	6.75	7.0
Total net leverage ratio	4.9	5.2	5.5

Working Capital
Days of sales outstanding (DSO) (3)	44	42	43
Days of supply in inventory (DIO) (3)	15	14	16
Days of purchases outstanding (DPO) (3)	(36)	(32)	(33)
Cash conversion cycle (3)	23	24	26

(1)	As defined under our Term Loan agreement. Includes amounts owed under certain inventory financing agreements and excludes unamortized debt premiums.
(2)	Amount in effect at quarter end.
(3)	Based on a rolling three month average.

CDW CORPORATION AND SUBSIDIARIES CASH FLOW INFORMATION (dollars in millions) (unaudited)

	Three Months Ended March 31,
	2013	2012

Cash flows from operating activities	$208.0	$223.0

Cash flows from investing activities	(8.8)	(8.3)

Net change in accounts payable – inventory financing	3.7	(74.0)
Other cash flows from financing activities	(93.2)	(204.4)
Cash flows from financing activities	(89.5)	(278.4)

Effect of exchange rate changes on cash and cash equivalents	(0.5)	0.3
Net increase (decrease) in cash and cash equivalents	109.2	(63.4)
Cash and cash equivalents – beginning of period	37.9	99.9
Cash and cash equivalents – end of period	$147.1	$36.5

Supplementary disclosure of cash flow information:
Interest paid	$(16.2)	$(16.3)
Taxes paid, net	$(1.7)	$(0.3)

CONTACT:
CDW Corporation
Investor Inquiries
Collin Kebo
Vice President, Financial Planning
(847) 419-6383
investorrelations@cdw.com
or
Media Inquiries
Mary Viola
Senior Director, Corporate Communications
(847) 968-0743
mediarelations@cdw.com